UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2016

ACUCELA INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	000-5513 (Commission File Number)	02-0592619 (IRS Employer Identification No.)

1301 Second Avenue, Suite 4200
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 805-8300
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2016, Acucela Inc. (the “Company”) entered into an option and license agreement with YouHealth Eyetech, Inc. (“YouHealth”), a U.S. based company. YouHealth’s parent company, Guangzhou Kang Rui Biological Pharmaceutical Technology Co., Ltd., is a party to the agreement as a guarantor of YouHealth’s performance of its obligations. Pursuant to the terms of the agreement, YouHealth granted the Company an exclusive option to obtain an exclusive, royalty-bearing license, with the right to sublicense, to certain YouHealth technology to develop and commercialize products containing lanosterol for the treatment of ophthalmological diseases (“Products”) in any part of the world excluding the People’s Republic of China, Taiwan and Hong Kong (collectively, the “YouHealth Territory”). The Company may exercise the option at any time before June 30, 2019 (the “Option Period”) by providing written notice to YouHealth and a payment of $10 million. During the Option Period, the Company granted to YouHealth an exclusive, royalty-free, fully-paid license, without the right to sublicense, to certain of the Company’s technology to develop Products in the YouHealth Territory. If the Company exercises the option, the license granted by the Company to YouHealth will then permit sublicenses and commercialization of Products by YouHealth in the YouHealth Territory.

Pursuant to the terms of the agreement, the Company is obligated to pay an upfront fee of $5 million to YouHealth. During the Option Period, YouHealth is eligible to receive up to an additional $5 million upon the achievement of certain near-term development and regulatory milestones. Upon the Company’s exercise of the option, YouHealth would be eligible to receive up to $300 million upon the Company’s achievement of certain regulatory milestones, such as initiation of Phase 3 clinical trials and approvals of new drug applications by applicable regulatory authorities, across multiple indications, and up to $90 million upon the Company’s achievement of certain post-approval sales-based milestones. In addition to these potential one-time payments, YouHealth is eligible to receive a mid single-digit percentage of annual net sales, which percentage will increase to a higher mid single-digit if certain annual net sales figures are exceeded. Royalties will be payable on a product-by-product and country-by-country basis until the later of 10 years from the date of first commercial sale in a particular country and the expiration of the last-to-expire valid claim of certain YouHealth patents covering the products. The royalty percentage is subject to a 50% reduction in the event no valid patent claim covers the Product and the royalty will terminate at any time generic competition occurs before the completion of the royalty term.

Each party will be solely responsible for the development, manufacture and commercialization of Products in its respective territory, compliance with applicable regulatory requirements and related expenses. The Company also agreed to use diligent efforts to achieve certain diligence milestones applicable to an existing license between YouHealth and the Regents of the University of California, which license comprises part of the technology licensed to the Company by YouHealth.

Unless terminated by the parties, the Company’s agreement with YouHealth expires on June 30, 2019 if the Company has not exercised its option, or on the expiration of the last-to-expire royalty term for any commercialized Product. Either party may terminate the agreement upon the other party’s material breach, after provision of written notice and an opportunity to cure such breach. The Company has the right to terminate the agreement for any reason at any time upon 60 days prior written notice to YouHealth. If the Company declines to exercise the option by the end of the Option Period, YouHealth will have a right of first negotiation to obtain an exclusive, worldwide license, with right to sublicense, under certain of the Company’s patents to develop and commercialize Products for the treatment of ophthalmological diseases.

The foregoing description of the option and license agreement is only a summary of its material terms and does not purport to be complete.

A copy of the option and license agreement with YouHealth will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. A press release issued by the Company on March 16, 2016 regarding the execution of the option and license agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number        Description
99.1            Press release dated March 16, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUCELA INC.
Date: March 16, 2016

	By:	/s/ John E. Gebhart
John E. Gebhart
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number        Description
99.1            Press release dated March 16, 2016.